EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in HomeFed Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013.

PricewaterhouseCoopers LLP
Los Angeles, California
August 15, 2014